CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Mutual Fund Series Trust and to the use of our report dated September 5, 2012 on the financial statements and financial highlights of Catalyst/SMH High Income Fund and Catalysts/SMH Total Return Income Fund, each a series of shares of beneficial interest of the Mutual Fund Series Trust.  Such financial statements and financial highlights appear in the June 30, 2012 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

June 26, 2013